Exhibit 10.3
EXECUTIVE EMPLOYMENT AGREEMENT
                    This Executive Employment Agreement (“Agreement”), dated for reference purposes only as of the 16th day of April, 2008, is entered into by and between Dana Holding Corporation, a Delaware corporation, with its principal executive office at 4500 Dorr Street, Toledo, Ohio (the “Company”), and Robert H. Marcin, an individual, residing in Michigan (“Executive”).
                    The Company wishes to employ Executive as Chief Administrative Officer of the Company effective as of February 4, 2008 (the “Effective Date”), and Executive is willing to serve in such capacity under the terms of this Agreement. Therefore, in consideration of the promises and respective covenants and agreements of the parties herein contained, and intending to be legally bound, the parties hereto agree as follows:
1.	Employment. The Company and Executive hereby agree that Executive will be employed by the Company on the terms set forth in this Agreement.

2.	Term. The employment of Executive by the Company under this Agreement commenced on the Effective Date and shall continue until terminated as set forth in Section 5 of this Agreement (the “Term”).

3.	Position and Duties. Executive shall serve as Chief Administrative Officer of the Company and shall have such responsibilities and authority commensurate with such position as may from time to time be assigned to Executive by the Board of Directors of the Company, the Executive Chair of the Board of Directors, and/or the Chief Executive Officer. Executive shall devote substantially all his working time and efforts to the business and affairs of the Company.

4.	Compensation and Related Matters.
4.1	Salary. The Company shall pay to Executive a salary of U.S. $500,000 per year (the “Base Salary”), which rate may be increased from time to time in accordance with normal business practices of the Company. The Base Salary shall be payable by the Company in accordance with the normal payroll practices of the Company then in effect.

4.2	Sign-On Bonus. Executive shall receive a cash sign-on bonus in the amount of U.S. $250,000, half of which has been paid to Executive. The Company shall pay the balance of the sign-on bonus on February 4, 2009 unless Executive has been terminated by the Company for Cause or Executive has voluntarily terminated this Agreement without Good Reason, in which case, Executive shall not be entitled to payment of the remainder of the sign-on bonus but will be entitled to retain the portion of the sign-on bonus that has already been paid.

4.3	Annual Bonus, Equity Participation and Long Term Incentive Plan. Executive will be eligible to participate in any annual bonus, stock equity participation and long term incentive programs generally applicable to senior executives and as approved by the Board of Directors. Executive’s eligibility for bonuses or other incentives under any such programs will be based on the recommendation of John Devine, or if John Devine is no longer employed by the Company or serving the Company as a Director, the Executive Chair of the Board of Directors or the Chief Executive Officer of the Company, subject to any other requirements applicable to such programs.

4.4	Stock Options. The Company will award Executive, as of April 16, 2008, stock options under the Company’s 2008 Omnibus Incentive Plan (the “2008 Plan”) to purchase up to 255,000 shares of the Company’s common Stock (the “Option Shares”) at an exercise price to be determined by the closing stock price of the shares of the Company’s Common Stock as of the date of the award. The grant of the Option Shares will be documented in the form of Nonqualified Stock Option Agreement attached to this Agreement as Exhibit A. The grant of the Option Shares will vest in accordance with Nonqualified Stock Option Agreement; provided, however, that if Executive dies or becomes disabled, or in the event of a Change in Control, any unvested Option Shares shall immediately vest and become exercisable. For purposes of this Agreement and the Nonqualified Stock Option Agreement, “Change in Control” shall have the meaning provided in the 2008 Plan. The terms of this Agreement will supercede and take precedence over any terms of the Nonqualified Stock Option Agreement to the extent the terms of the Nonqualified Stock Option Agreement are contradictory or inconsistent with the terms of this Agreement.

4.5	Termination/Bonus. If the Company terminates Executive’s employment without Cause or if Executive terminates for Good Reason within eighteen (18) months of the Effective Date, Executive will be entitled to any bonus compensation Executive would otherwise have been eligible to receive for the twelve-month period following termination (whether or not any applicable performance measures are achieved). If the Company terminates Executive’s employment for Cause during the Term, Executive will not be entitled to payment of any bonus compensation for the year in which the termination occurred. If Executive’s employment terminates for any other reason during the Term, Executive will at a minimum be entitled to payment of the annual bonus compensation pro rated to the effective date of the termination.

4.6	Temporary Living Expenses; Relocation Expenses; Home Sale Assistance. Executive currently resides in Michigan and intends to, at least for some period of time, maintain his family residence in Michigan during his employment with the Company. Executive will also maintain living accommodations in the Toledo, Ohio area and intends to ship certain household goods and/or vehicles to the Toledo, Ohio area. As an inducement to Executive to enter into this Agreement and to maintain the living arrangements as described above, the Company agrees to provide Executive with the following:
4.6.1	Temporary Housing and Living Expenses. For a period of one (1) year commencing on the Effective Date, the Company shall provide Executive with full access to the Company’s guest housing and shall also reimburse Executive for Executive’s reasonable temporary living expenses in or around Toledo, Ohio.

4.6.2	Home Sale Assistance. During the Term of this Agreement, the Company shall provide Executive with home sale assistance through the Company’s Guaranteed Home Sale Program.

4.6.3	Shipment of Household Goods and Automobiles. The Company shall arrange and pay for the shipment of such household goods and vehicles that Executive has determined should be shipped from Executive’s former residence in Michigan to the Toledo, Ohio area, as such benefit is more specifically described in the Company’s U.S. Domestic Relocation Policy. In addition, during the Term of this Agreement, at such time as Executive determines to sell his residence in Michigan, the Company shall arrange and pay for (or provide reimbursement for) the shipment of Executive’s household goods and vehicles remaining at Executive’s residence in Michigan to Executive’s subsequent residence. In addition, at the termination of Executive’s employment with the Company, the Company shall arrange and pay for (or provide reimbursement for) the shipment of Executive’s household goods and vehicles from the Toledo, Ohio area to Executive’s subsequent residence.

The benefits provided to Executive pursuant to this Section 4.4 shall survive the termination of this Agreement and shall not be subject to any clawback or repayment policy of the Company; in particular, the repayment requirements set forth in the Company’s U.S. Domestic Relocation Policy shall not apply to Executive. To the extent any benefits received by Executive under this Section 5.5 is imputed as taxable income to Executive, the Company will pay Executive an additional amount to alleviate all tax burdens associated with these benefits, including the tax associated with such additional amounts.
4.7	Vacation. In addition to legal holidays observed by the Company, Executive shall be entitled to twenty (20) days of paid vacation per year, which vacation days shall accrue and be useable by Executive in accordance with the Company’s standard vacation policies. Upon termination of employment, the Company will promptly pay Executive any unused vacation days.

4.8	Expenses. During the term of Executive’s employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request or and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures as reasonably established by the Company.

4.9	Other Benefits. The Company shall keep in full force and effect, and Executive shall be entitled to participate in all of the Company’s benefit plans, perquisites, allowances and other arrangements generally applicable to senior executives, including (without limitation) life and disability insurance, bonus pools, stock options and stock ownership programs. Notwithstanding the foregoing, Executive will not participate in the Company’s health care benefit plans. The Company shall not make any changes in such plans and arrangements which would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Company and does not result in a proportionately greater reduction in the rights of or benefits to Executive as compared with any other executives of the Company.
5.	Termination
5.1	Termination Without Cause. Either party may terminate this Agreement without Cause by giving to the other party thirty (30) days written notice.

5.2	Termination Upon Death or Disability. Executive’s employment hereunder shall terminate upon his death. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such [six]-month period), Executive shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate Executive’s employment hereunder.

5.3	Termination by the Company For Cause. The Company may terminate this Agreement for “Cause” at any time. For purposes of this Agreement “Cause” shall mean and include: (i) a material misappropriation of any monies or assets or properties of the Company; (ii) a material breach by Executive of the terms of this Agreement that has not been cured within thirty (30) days after written notice to Executive of the breach, which notice shall specify the breach and the nature of conduct necessary to cure such breach; (iii) the conviction of, or plea of guilty or nolo contendere, by Executive to a felony or to any criminal offense involving Executive’s moral turpitude; or (iv) willful misconduct of Executive in connection with the material duties required by this Agreement.

5.4	Termination by Executive For Good Reason. Executive may terminate this Agreement for “Good Reason” at any time. Good Reason shall include (a) any material adverse change by the Company in Executive’s title, position, authority or reporting relationships with the Company; (b) the Company’s requirement that Executive relocate to a location in excess of fifty (50) miles from the Company’s current office location or from any future office location acceptable to Executive; or (c) any material breach by the Company of this Agreement which is not cured within thirty (30) days of written notice thereof by Executive to the Company, which notice shall specify the breach and the nature of conduct necessary to cure such breach.

5.5	Severance Pay. If within eighteen (18) months of the Effective Date, (i) the Company terminates this Agreement without Cause under Section 6.1, or (ii) Executive terminates this Agreement for Good Reason under Section 6.4, or (iii) there is a Change in Control, Executive shall be entitled to receive Severance Pay from the Company for a period of twelve (12) months following such termination. The amount of Severance Pay to be paid to Executive each month shall be equal to Executive’s monthly salary under Section 5.1 at the time the Agreement is terminated, less applicable payroll tax withholding. In addition, Executive shall be entitled to receive payment for the bonus compensation as provided in Section 4.3. Severance Pay shall be due and payable regardless of whether or not Executive becomes employed during such 12-month period. If after eighteen (18) months of the Effective Date, the Company terminates this Agreement without Cause under Section 6.1 or Executive terminates this Agreement for Good Reason under Section 6.4 or there is a Change in Control, Executive shall be entitled to receive Severance Pay in accordance with the Company’s standard policy in effect at that time.

5.6	Return of Company Property Following Termination. Upon termination for whatever reason, Executive shall return all books, documents, papers, materials and any other property, including any Company vehicles (including the documentation pertaining thereto) which relates to the business of the Company (or any subsidiary, affiliated, or holding companies) which may be in Executive’s possession or under Executive’s power or control.
6.	Confidentiality. Executive covenants and agrees that he shall not, at any time during or following the term of his employment hereunder, directly or indirectly divulge or disclose, to any person not employed by the Company or not engaged to render services to the Company, except as reasonably appropriate to discharge Executive’s responsibilities under this Agreement, any confidential information of the Company which has been obtained by or disclosed to him as a result of his employment by the Company, including without limitation, information relating to the finances, strategy, organization, operations, inventions, processes, formulae, plans, devices, compilations of information, methods of distribution, customers, suppliers, client relationships, marketing strategies or other trade secrets of the Company; provided, however, that this provision shall not preclude Executive from use or disclosure of information known generally to the public or from disclosure required by law or court order, if, in the case of such required disclosure, Executive has given the Company reasonable prior notice in order to permit the Company to take steps to protect the information from public disclosure. In the event of a breach or threatened breach by Executive of any of the provisions of this paragraph, the Company, in addition to and not limitation of any rights, remedies or damages available to the Company at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by Executive, or by Executive’s partners, agents, representatives, servants, employers, Executive and/or any and all persons directly or indirectly acting for or with him.

7.	Indemnification; Insurance. To the fullest extent permitted by the Company’s charter documents and applicable law, the Company agrees to defend and indemnify Executive and hold Executive harmless against any liability that Executive incur within the scope of his service as an officer and director of the Company. The Company further agrees to use commercially reasonable efforts to purchase and maintain adequate Directors’ and Officers’ liability insurance. The terms applicable to the Company’s indemnification and insurance obligations are more fully set forth in the Director and Officer Indemnification Agreement between the Company and Executive entered as of the Effective Date of this Agreement and attached to this Agreement as Exhibit 2.

8.	Reasonable Cooperation. The executive agrees to make himself reasonably available to, and to cooperate with the Company and its attorney concerning any pending and future investigations or litigation matters arising out of or relating to his employment with the Company or other matters concerning the Company about which the Executive had or has knowledge or involvement. Cooperation for purposes of this provision will include but not be limited to i) making himself reasonably available for interviews and discussion with the Company’s counsel as well as depositions and testimony, ii) assisting the Company in the presentation of its position in an investigation or administrative proceeding and cooperating fully in the development and presentation of such defense or position.

9.	Change in Control Agreements. The Company shall include Executive in any future change in control agreements applicable to any executive officer or director of the Company.

10.	Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by registered mail, return receipt requested, postage prepaid, addressed as set forth above, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11.	Miscellaneous.
11.1	The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

11.2	Sections 4.2, 4.3, 4.4, 5.5, 6, and 7 of this Agreement shall remain in full force and effect and shall survive the termination of this Agreement.

11.3	In any action undertaken to enforce the terms of this Agreement, the prevailing party shall be reimbursed by the non-prevailing party for such prevailing party’s reasonable attorneys’ fees and expenses, including the costs of enforcing a judgment.

11.4	It is the intent of the parties that this Agreement be administered so as to comply with Section 409A of the Internal Revenue code and all applicable regulations. The parties intend that any payment due hereunder shall be delayed as deemed reasonably necessary by counsel for the Company in order to avoid 409A penalties.
12.	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
                    IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Dana Holding Corporation

By:	/s/ John M. Devine	/s/ Robert H. Marcin

	Name: John M. Devine	Robert H. Marcin

Title: Executive Chairman

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